222 North LaSalle Street  |  Chicago, Illinois 60601  |  T +1 312 609 7500  |  F +1 312 609 5005

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April 29, 2022

Homestead Funds, Inc.

       Daily Income Fund

       Short-Term Government Securities Fund

       Short-Term Bond Fund

       Stock Index Fund

       Value Fund

       Growth Fund

       International Equity Fund

       Small-Company Stock Fund

4301 Wilson Boulevard

Arlington, VA 22203

Ladies and Gentlemen:

We have acted as counsel to Homestead Funds, Inc., a Maryland corporation (the “Corporation”), in connection with the filing with the Securities and Exchange Commission (“SEC”) of Post-Effective Amendment No. 77 to the Fund’s Registration Statement on Form N-1A (the “Post-Effective Amendment”), registering 500,000,000 shares of common stock, $.01 par value, in Daily Income Fund, 200,000,000 shares of common stock, $.01 par value, in Short-Term Bond Fund and 100,000,000 shares of common stock, $.01 par value, in Short-Term Government Securities Fund, Stock Index Fund, Value Fund, Growth Fund, International Equity Fund and Small-Company Stock Fund (collectively, the “Shares”) under the Securities Act of 1933, as amended (the “1933 Act”).  Daily Income Fund, Short-Term Bond Fund, Short-Term Government Securities Fund, Stock Index Fund, Value Fund, Growth Fund, International Equity Fund and Small-Company Stock Fund are each a series of the Fund (each a “Fund” and together the “Funds”).

You have requested our opinion as to the matters set forth below in connection with the filing of the Post-Effective Amendment.  In connection with rendering this opinion, we have examined the Post-Effective Amendment, the charter of the Corporation, as amended (the “Charter”), the Amended and Restated Bylaws of the Corporation, the actions of the Corporation’s Board of Directors that authorized the approval of the foregoing documents and the issuance of the Shares (the “Resolutions”), and such other documents as we, in our professional opinion, have deemed necessary or appropriate as a basis for the opinion set forth below.  In examining the documents referred to above, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of documents purporting to be originals and the conformity to originals of all documents submitted to us as copies.  We have also assumed that the total number of shares of common stock issued and outstanding will not exceed the total number of shares of common stock that the Corporation is then authorized to issue under the

Charter.  As to questions of fact material to our opinion, we have relied (without investigation or independent confirmation) upon the representations contained in the above-described documents and on certificates and other communications from public officials and officers and Directors of the Corporation.

Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the laws (other than the conflict of law rules) of the State of Maryland that in our experience are normally applicable to the issuance of shares by registered investment companies organized as corporations under the laws of that state.  We express no opinion with respect to any other laws or regulations.

Based upon and subject to the foregoing and the qualifications set forth below, we are of the opinion that (a) the Shares to be issued pursuant to the Post-Effective Amendment have been duly authorized for issuance by the Corporation; and (b) when issued and paid for upon the terms provided in the Post-Effective Amendment, the Resolutions and in the Charter, such Shares will be validly issued, fully paid and non-assessable.

This opinion is rendered for your use in connection with the filing of the Post-Effective Amendment.  We hereby consent to the filing of this opinion with the SEC in connection with the Post-Effective Amendment.  In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.  Except as specifically authorized above in this paragraph, this opinion is not to be quoted in whole or in part or otherwise referred to, nor is it to be filed with any government agency or any other person, without, in each case, our prior written consent. This opinion is given to you as of the date hereof, and we assume no obligation to advise you of any change that may hereafter be brought to our attention. The opinions expressed herein are matters of professional judgment and are not a guarantee of result.

Very truly yours,

Vedder Price P.C.

VP/#56014555.6